QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.16

July 12, 2019

Dear David:

        In recognition of your continuing role at Halcón Resources Corporation (the "Company"), the Board of Directors of the Company has determined that you shall receive a retention bonus upon the terms and conditions set forth in this letter agreement (this "Agreement"). Please refer to Appendix A for certain defined terms used herein.

  1.
  Retention Bonus. You shall receive a retention bonus of $400,000 (the "Retention Bonus"), payable within 10 business days following the date hereof, subject to the terms and conditions of this Agreement.

  2.
  Retention Period; Clawback. Subject to the terms and conditions of this Agreement, your right to retain the Retention Bonus will be subject to your continued employment through the first anniversary of the date hereof (the "Retention Period"). If you voluntarily terminate your employment with the Company without Good Reason (other than as a result of your death or Disability) or if your employment is terminated by the Company for Cause, prior to the end of the Retention Period, you hereby agree that you will re-pay to the Company the entire Retention Bonus, payable within 30 days following such termination.

  3.
  409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and shall not be liable to you for any taxes or penalties under Section 409A.

  4.
  Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor, including any acquirer of substantially all of the assets of the Company.

  5.
  Entire Agreement; Other Agreements. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. This Agreement does not modify, amend or supersede any of the rights or obligations of either party under any the terms of any employment contract, offer letter or employment or compensation plan, policy or arrangement of the Company, including, without limitation, any noncompetition, nonsolicitation or other restrictive covenant under any employment or other agreement between you and the Company, which are hereby reaffirmed by you in consideration of your eligibility for the Retention Bonus. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

1000 Louisiana Street, Suite 1500, Houston, TX 77002 -- P: 832.538.0300 -- www.halconresources.com --

  6.
  Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Texas or federal court sitting in Houston in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

  7.
  Tax. Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.

  8.
  Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

  9.
  Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

  10.
  Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

        To accept this Agreement, please sign where indicated below, and return no later than July 12, 2019 to the Company's Human Resources department.

Sincerely,
HALCÓN RESOURCES CORPORATION
/s/ LEAH KASPAREK Leah Kasparek SVP, Human Resources & Administration
ACCEPTED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

Signature:	/s/ DAVID ELKOURI David Elkouri

APPENDIX A

        Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

        "Cause" shall have the meaning given to such term in any employment agreement then in effect between you and the Company or, if no agreement containing a definition of "Cause" is then in effect, shall mean (i) your failure to substantially perform your duties to the Company's satisfaction (other than a failure resulting from your incapacity due to physical or mental illness) which has not been cured to the Company's satisfaction; (ii) your willful engagement in conduct which is injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) your conviction of, indictment for, or pleading guilty or nolo contendere to, any felony, or a misdemeanor involving moral turpitude; or (iv) your willful engagement in conduct in violation of the Company's policies or Code of Conduct.

        "Disability" shall mean your entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company's employees participate.

        "Good Reason" shall have the meaning given to such term in any employment agreement then in effect between you and the Company or, if no agreement containing a definition of "Good Reason" is then in effect, shall mean the occurrence of any of the following without your consent: (i) a material diminution in your base salary or base wage rate as in effect on the date of this Agreement or (ii) the relocation of the geographic location of your principal place of employment by more than 50 miles from the location of your principal place of employment on the date of this Agreement; provided, that any assertion by you of a termination for Good Reason shall not be effective unless you provide written notice to the Company of the condition that purports to constitute Good Reason within 30 days of the initial existence of such condition and the condition specified in such notice must remain uncorrected for 30 days following the Company's receipt of such written notice, and your employment terminates within 60 days after the initial existence of the condition specified in such notice.

QuickLinks

  Exhibit 10.16